https://www.sec.gov/Archives/edgar/data/849146/000084914625000068/ex211listofsubsidiaries063.htm

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Exhibit 21.1

SUBSIDIARIES OF LIFEVANTAGE CORPORATION

Set forth below is a list of all subsidiaries of LifeVantage Corporation, a Delaware corporation, and the state or country of incorporation of each as of June 30, 2026.

Name	State or Country of Incorporation
Importadora LifeVantage S. de R.L. de C.V.	Mexico
LFVN Malaysia SDN. BHD.	Malaysia
LifeLine Nutraceuticals Corporation	Colorado
LifeVantage Asia Pte. Ltd.	Singapore
LifeVantage Australia Pty. Ltd.	Australia
LifeVantage Canada Ltd.	Canada
LifeVantage de Mexico S. de R.L. de C.V.	Mexico
LifeVantage Hong Kong Limited	Hong Kong
LifeVantage Japan Kabushiki Kaisha (KK)	Japan
LifeVantage Netherlands B.V.	Netherlands
LifeVantage New Zealand Limited	New Zealand
LifeVantage Singapore Pte. Ltd.	Singapore
LifeVantage Taiwan Pte. Ltd.	Taiwan
LifeVantage Thailand Company Limited	Thailand
LifeVantage UK Limited	United Kingdom
Protandum Philippines Corporation	Philippines
Puyoujian (Guangzhou) Technology Co., Ltd.	China